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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 033-63087

                             PROSPECTUS SUPPLEMENT
                               DATED MAY 9, 1997
                                       TO
                       PROSPECTUS DATED OCTOBER 10, 1995
                             FOR THE U S WEST, INC.
                           SHAREOWNER INVESTMENT PLAN

    This Prospectus Supplement contains amendments made by U S WEST, Inc. to the Shareowner Investment Plan (the "Plan") with respect to purchases of Common Stock by the Agent on the open market. Effective May 29, 1997, any brokerage commissions incurred by the Agent in connection with such purchases shall be charged against reinvested dividends and optional cash purchase amounts. The price of shares of Common Stock purchased by the Agent on the open market shall include any such brokerage commissions. No brokerage commissions will be charged against reinvested dividends or optional cash purchase amounts in the event that the Agent purchases shares of Common Stock directly from the Company.